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                                                                  Exhibit 23.2


The Board of Directors
Citadel Communications Corp.:


We consent to incorporation by reference in the registration statement on Form S-8 of Citadel Communications Corp. of our report dated March 5, 1999, except as to the last two paragraphs of Note 17, which are as of March 17, 1999, relating to the consolidated balance sheets of Citadel Communications Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Citadel Communications Corp.




                                                                 /s/ KPMG LLP


Phoenix, Arizona
August 19, 1999